Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
2014 Third Quarter Operating Results

SAINT PAUL, MN (September 9, 2014) — MGC Diagnostics Corporation (NasdaqCM: MGCD), a global medical technology company, today reported financial results for the third quarter ended July 31, 2014.

Third Quarter Fiscal 2014 Overview:

•	Revenue was $1.3 million lower than third quarter 2013 - $6.6 million compared to $7.9 million respectively;
•	Net loss was $(889,000), or $(0.21) per diluted share, which included $616,000 of MediSoft acquisition costs, compared to net income of $652,000, or $0.16 per diluted share in the 2013 third quarter;
•	Service revenue increased 23% to $1.6 million, compared to the 2013 third quarter;
•	Deferred revenue at the end of the 2014 third quarter, including current and long-term deferred revenue, was $6.0 million, compared to $4.8 million in last year’s third quarter;
•

Backlog at the end of the third quarter was $1.2 million, an increase of 63% from $709,000 at the end of the 2013 third quarter and an increase of 113% from $542,000 at the end of the 2014 second quarter;

•	Balance sheet includes $15.4 million in cash and cash equivalents and $17.5 million of working capital; and
•	Net operating loss carry forwards at October 31, 2013, were approximately $13.0 million that may be used to offset a portion of the Company’s future tax liability.

Todd M. Austin, Chief Executive Officer of MGC Diagnostics, said, “The medical device market continues to be challenging as hospitals, our primary target market, continue to postpone capital equipment orders until they have a more definitive view of the unpredictable regulatory environment and uncertainty of reimbursement rates under the Affordable Care Act (“ACA”). While it has been a difficult year, we continue to take proactive steps to position the Company for future profitable growth.”

Industry research predicts that sales of respiratory diagnostic equipment will experience flat to 3% annual growth for the foreseeable future. This lower growth rate is primarily attributed to the uncertainties of reimbursement rates under the ACA, which are resulting in hospitals postponing purchases of capital equipment until they better understand how the shift from a “fee for service” to a “cost-containment” model will affect their reimbursement rates, operating models and cash flow. Until the reimbursement process and regulatory environment is better understood, hospitals are taking extensive measures to extend the life of their existing equipment for as long as possible.

Mr. Austin continued, “While our domestic customers work through the financial impact of the ACA model, we have made progress toward expanding our global strategy. Our recent acquisition of MediSoft, based in Sorrines, Belgium, expanded and strengthened our global, competitive position. (Please see acquisition press release for more details: MGC Diagnostics Corporation Completes Acquisition of MediSoft SA) MediSoft is a highly- recognized brand in Europe with a long history of innovation and quality. It has developed market-driven, quality products with the appropriate price and feature sets for the European and emerging markets. It also has built a highly-efficient manufacturing facility that will improve our ability to fulfill increasing international demand.”

Matt Margolies, MGC Diagnostics President and head of Global Sales and Marketing, said, “We are developing opportunities in adjacent respiratory diagnostic markets that leverage our current cardio-respiratory business model. Sleep diagnostics is a perfect example of a rapidly growing market that shares a common sales channel and contact point with our cardio-respiratory business. During the third quarter, we entered into a strategic partnership with Neurovirtual USA to exclusively market and distribute their best-in-class sleep apnea diagnostic products, SleepVirtual BWII PSG and BWIII PSG, in the U.S. and Canada.”

Mr. Margolies continued, “We are now well-positioned – both domestically and internationally – in chronic cardio-respiratory disease states, including COPD, asthma and sleep apnea diagnostics. While the capital equipment market adjusts to the ACA, we will increase our efforts to grow recurring service and supplies revenue, both of which produce a gross margin in the range of 65% to 70%. Growing recurring revenue will enable us to partially offset the loss of revenue we are experiencing in selling our diagnostic equipment.”

Wes Winnekins, Chief Operating and Chief Financial Officer of MGC Diagnostics, said, “In light of the slowdown in capital equipment purchasing, we have initiated a process to right-size our expense infrastructure to achieve profitability at current revenue levels. Excluding the transaction costs to acquire MediSoft of $616,000 for the third quarter and $954,000 for the nine months ended July 31, 2014, we realized a loss of $273,000 for the quarter and a slight profit of $130,000 for the first nine months. We, along with our shareholders, expect better financial performance, so we are actively examining all aspects of our business during the fourth quarter to ensure that we achieve our profitability objectives for fiscal year 2015 and beyond.”

Other financial results for the third quarter include:

•	Third quarter fiscal 2014 revenue decreased to $6.6 million from $7.9 million in the 2013 third quarter.

•

Domestic 2014 third quarter sales were $5.6 million compared to $6.3 million in the 2013 third quarter, while international sales were $1.0 million compared to $1.6 million for last year’s third quarter. The decrease in international sales is primarily attributed to economic challenges in many Latin American markets that have limited our ability to extend credit terms to customers.

•	Third quarter Group Purchasing Organization (“GPO”) sales were $3.7 million, compared to $4.3 million in the prior year’s third quarter.

•	Third quarter 2014 competitive conversions totaled 10 sales resulting in $620,000 of recognized revenue, compared to 28 sales resulting in $1.3 million in recognized revenue in the 2013 third quarter.

•

Equipment, supplies and accessories sales were $5.0 million compared to $6.6 million in the 2013 third quarter. Service revenues increased 23% to $1.6 million in the 2014 third quarter, compared to $1.3 million in the 2013 third quarter.

•

The Attachment Rate, which tracks the sale of extended service contracts at the point of new equipment sales, increased to 37% for the fiscal 2014 third quarter, compared to 26% for the same period last year.

•

Gross margin increased slightly to 55.7%, compared to 55.4% for the 2013 third quarter, primarily due to revenue mix as our service revenue comprised a greater percentage of revenue in the 2014 third quarter. Gross margin for equipment, supplies and accessories decreased slightly to 51.8% for the 2014 third fiscal quarter, compared to 52.3% for the prior year’s third quarter. Gross margin for services decreased to 67.5% for the quarter, compared to 70.8% for the prior year’s quarter, due to an increase in service time and parts replacement to maintain equipment at hospitals that are trying to extend the life of their equipment instead of buying new equipment.

•

Third quarter 2014 general and administrative expenses totaled $1.7 million, or 26.2% of revenue, compared to $973,000, or 12.3% of revenue in the comparable quarter last year. Included in the 2014 third quarter general and administrative expenses are expenses in the amount of $616,000 related to the acquisition of MediSoft. Sales and marketing expenses were $2.0 million, or 30.3% of revenue, compared to $2.2 million, or 27.1% of revenue, in the 2013 third quarter.

•

Research and development expenses were $750,000, or 11.4% of revenue, compared to $591,000, or 7.5% of revenue in last year’s third quarter as the Company continues to improve and expand its product offerings.

•

Third quarter 2014 operating loss was $(817,000), including the one-time transaction costs for the MediSoft acquisition, compared to operating income of $669,000 in the 2013 third quarter. For the 2014 third quarter, the Company reported a net loss of $(889,000), or $(0.21) per diluted share, compared to net income of $652,000, or $0.16 per diluted share, in the 2013 third quarter.

•	At July 31, 2014, the Company had cash and cash equivalents of $15.4 million, which includes $4.0 million of debt financing the Company secured on July 24, 2014 to acquire MediSoft on August 1, 2014.

•

The Company expects the MediSoft acquisition to be accretive beginning with its fiscal year 2015 results, and that the potential value of the combined company synergies from 2015 to 2017 is expected to equal the total cash consideration the Company paid to acquire MediSoft.

Net Operating Loss Carry Forward
At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $13.0 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call
The Company has scheduled a conference call for Tuesday, September 9, 2014, at 4:30 p.m. ET to discuss its financial results for the third quarter of fiscal year 2014.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10051727, through September 16, 2014. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics
MGC Diagnostics Corporation (NasdaqCM: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiaries Medical Graphics Corporation and MediSoft SA, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward-Looking Statements
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements”, in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer and	(602) 889-9700
	Chief Operating Officer	mgcd@lythampartners.com
(651) 484-4874

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2014 and October 31, 2013
(In thousands, except share and per share data)

	July 31,	October 31,
	2014	2013
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$15,353	$10,574
Accounts receivable, net of allowance for doubtful accounts of $229 and $147, respectively	4,736	8,048
Inventories, net of obsolescence reserve of $382 and $306, respectively	5,024	3,499
Prepaid expenses and other current assets	1,367	1,102
Total current assets	26,480	23,223
Property and equipment, net of accumulated depreciation of $4,132 and $4,094, respectively	1,034	779
Intangible assets, net	2,605	2,189
Other non-current assets	58	—
Total Assets	$30,177	$26,191
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,922	$1,871
Employee compensation	1,134	1,945
Deferred revenue	3,450	3,091
Current portion of long-term debt	800	—
Other current liabilities and accrued expenses	646	905
Total current liabilities	8,952	7,812
Long-term liabilities:
Long-term debt, less current portion	3,200	—
Long-term deferred revenue and other	2,685	2,535
Total Liabilities	14,837	10,347
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,253,315 and 4,193,990 shares issued and 4,195,880 and 4,127,896 shares outstanding in 2014 and 2013, respectively	420	413
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,935	22,606
Accumulated deficit	(7,995)	(7,175)
Accumulated other comprehensive loss	(20)	—
Total Shareholders’ Equity	15,340	15,844
Total Liabilities and Shareholders’ Equity	$30,177	$26,191

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited in thousands, except per share data)

	Three months ended July 31,		Nine Months ended July 31,
	2014	2013	2014	2013
Revenues
Equipment, supplies and accessories revenues	$4,980	$6,611	$15,737	$18,777
Service revenues	1,617	1,317	4,591	3,722
	6,597	7,928	20,328	22,499
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,399	3,154	7,435	8,985
Cost of service revenues	526	384	1,513	1,092
	2,925	3,538	8,948	10,077
Gross margin	3,672	4,390	11,380	12,422
Operating expenses:
Selling and marketing	2,002	2,152	5,902	6,372
General and administrative	1,730	973	4,160	3,605
Research and development	750	591	2,014	1,878
Amortization of intangibles	7	5	20	16
	4,489	3,721	12,096	11,871
Operating income (loss)	(817)	669	(716)	551
Interest expense (income)	4	—	4	(1)
Foreign currency loss	58	—	58	—
Income (loss) before taxes	(879)	669	(778)	552
Provision for taxes	10	17	46	31
Net income (loss)	$(889)	$652	$(824)	$521

Income (loss) per share:
Basic	$(0.21)	$0.16	$(0.20)	$0.13
Diluted	$(0.21)	$0.16	$(0.20)	$0.13
Weighted average common shares outstanding:
Basic	4,187	4,015	4,162	3,945
Diluted	4,187	4,083	4,162	4,009
Dividends declared per share	$—	$—	$—	$0.45

Net income (loss)	$(889)	$652	$(824)	$521
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(20)	—	(20)	—
Comprehensive income (loss)	$(909)	$652	$(844)	$521

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited in thousands)

	Nine Months ended July 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(824)	$521
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	243	177
Amortization	105	86
Stock-based compensation	334	332
Increase in allowance for doubtful accounts	82	4
Increase(decrease) in inventory obsolescence reserve	76	(63)
Gain on disposal of equipment	—	(3)
Changes in operating assets and liabilities:
Accounts receivable	3,230	(1,017)
Inventories	(1,601)	17
Prepaid expenses and other current assets	(250)	27
Accounts payable	1,051	(584)
Employee compensation	(811)	(232)
Deferred revenue	494	1,950
Other current liabilities and accrued expenses	(254)	77
Net cash provided by operating activities	1,875	1,292

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(986)	(883)
Net cash used in investing activities	(986)	(883)

Cash flows from financing activities:
Proceeds from long-term debt	4,000	—
Payment of debt issuance costs	(73)	—
Dividends paid	(29)	(1,805)
Proceeds from issuance of common stock under employee stock purchase plan	138	129
Proceeds from the exercise of stock options	—	485
Repurchase of common stock upon vesting of restricted stock awards	(122)	(52)
Repurchase of common stock	(4)	—
Net cash provided by (used in) financing activities	3,910	(1,243)
Effect of exchange rate on cash and cash equivalents	(20)	—
Net increase (decrease) in cash and cash equivalents	4,779	(834)

Cash and cash equivalents at beginning of period	10,574	9,665
Cash and cash equivalents at end of period	$15,353	$8,831

Cash paid for taxes	$71	$30
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$33	$210
Accrued dividends (reversal)	(4)	51